Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

WORTHINGTON ENTERPRISES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value (the “Common Shares”)	Other(2)	1,000,000(3)	$61.63	$61,630,000.00	$0.0001531 ($153.10 per $1,000,000)	$9,435.56
Total Offering Amounts					$61,630,000.00		$9,435.56
Total Fee Offsets							$0
Net Fee Due							$9,435.56

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of additional Common Shares that may become issuable under the terms of the Worthington Enterprises, Inc. 2025 Equity Plan for Non-Employee Directors (the “Plan”) to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction or adjustment affecting the Common Shares of Worthington Enterprises, Inc. (the “Registrant”).

(2) Estimated solely for purposes of calculating the aggregate offering price and the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and computed on the basis of $61.63, which was the average of the high price ($62.53) and the low price ($60.72) per Common Share of the Registrant as reported on the New York Stock Exchange on September 19, 2025, a date within five business days prior to the filing of this Registration Statement.

(3) Represents Common Shares of the Registrant issuable under the Plan.